EXHIBIT (c)(3)
F E B R U A R Y 3 , 2 0 0 7 V A L U A T I O N M A T E R I A L S S T R I C T L Y P R I V A T E A N D C O N F I D E N T I A L

English_General This presentation was prepared exclusively for the benefit and internal use of the JPMorgan client to whom it is directly addressed and delivered (including such client's subsidiaries, the "Company") in order to assist the Company in evaluating, on a preliminary basis, the feasibility of a possible transaction or transactions and does not carry any right of publication or disclosure, in whole or in part, to any other party. This presentation is for discussion purposes only and is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by JPMorgan. Neither this presentation nor any of its contents may be disclosed or used for any other purpose without the prior written consent of JPMorgan. The information in this presentation is based upon any management forecasts supplied to us and reflects prevailing conditions and our views as of this date, all of which are accordingly subject to change. JPMorgan's opinions and estimates constitute JPMorgan's judgment and should be regarded as indicative, preliminary and for illustrative purposes only. In preparing this presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of the Company or which was otherwise reviewed by us. In addition, our analyses are not and do not purport to be appraisals of the assets, stock, or business of the Company or any other entity. JPMorgan makes no representations as to the actual value which may be received in connection with a transaction nor the legal, tax or accounting effects of consummating a transaction. Unless expressly contemplated hereby, the information in this presentation does not take into account the effects of a possible transaction or transactions involving an actual or potential change of control, which may have significant valuation and other effects. Notwithstanding anything herein to the contrary, the Company and each of its employees, representatives or other agents may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment and the U.S. federal and state income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or state income tax strategy provided to the Company by JPMorgan. JPMorgan's policies prohibit employees from offering, directly or indirectly, a favorable research rating or specific price target, or offering to change a rating or price target, to a subject company as consideration or inducement for the receipt of business or for compensation. JPMorgan also prohibits its research analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investors. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters included herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone not affiliated with JPMorgan Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties. JPMorgan is a marketing name for investment banking businesses of JPMorgan Chase & Co. and its subsidiaries worldwide. Securities, syndicated loan arranging, financial advisory and other investment banking activities are performed by a combination of J.P. Morgan Securities Inc., J.P. Morgan plc, J.P. Morgan Securities Ltd. and the appropriately licensed subsidiaries of JPMorgan Chase & Co. in Asia-Pacific, and lending, derivatives and other commercial banking activities are performed by JPMorgan Chase Bank, N.A. JPMorgan deal team members may be employees of any of the foregoing entities. This presentation does not constitute a commitment by any JPMorgan entity to underwrite, subscribe for or place any securities or to extend or arrange credit or to provide any other services. V A L U A T I O N M A T E R I A L S

Appendix (pages from July valuation book) Longbow valuation update 1 1 1 2 12 V A L U A T I O N M A T E R I A L S

Comparison of improvement plan cases Current Improvement Plan $ millions Note: Debt balances do not include off balance sheet debt to conform with equity analyst treatment 2006A financials as reported and includes interiors business; 2007E and 2008E reflects divestiture of interiors business 1 Diluted shares outstanding increase due to $200mm equity investment by Icahn 2 Net debt as of 12/31/06 3 Net debt as of 3/31/06 Previous Improvement Plan (Jul '06) 2 L O N G B O W V A L U A T I O N U P D A T E

Longbow summary financial projections - by division Note: Projections based on Longbow's current improvement plan; historical figures are not pro forma for the Interiors divestiture 1 Net of intercompany sales and corporate overhead Seating Electronics and Electrical Interiors Consolidated1 $ millions, Improvement plan 3 L O N G B O W V A L U A T I O N U P D A T E

Equity value per share Longbow valuation Transaction comparables2 5.5-6.5x 2006E EBITDA ($765mm) Trading comparables1 4.75-5.75x 2007E EBITDA ($810mm) Analyst price targets1 52-week trading range1 Current Price $34.09 Improvement Plan Sensitivity case3 DCF LBO Improvement Plan Sensitivity case3 1 Trading multiple range and net debt figures not burdened by off balance sheet debt to match equity analyst multiples 2 2006E EBITDA is pro forma for the divestiture of interiors 3 Reflects sales reductions of $510mm, $785mm, $975mm in 2008 and 2009 and 2010, respectively at a 15% contribution margin; also reflects $50mm supplier support payments in 2007 and $25mm cash outflow for each year for 2007 - 2010 for investments in capacity reductions and other Mean Barbell 1 Barbell 5 Barbell 6 Barbell 7 Barbell 8 Barbell 9 Barbell 10 Barbell 11 Barbell 12 Barbell 13 Barbell 14 Barbell 15 Barbell 16 34.09 0 34.09 50 23.76 48 34.36 48 28.47 39 38.49 39 36.15 31 46.8 31 25.46 26 34.67 26 30.96 19 40.92 19 24.57 14 33.87 14 16 9 37 9 15.6 4 35.56 4 4 L O N G B O W V A L U A T I O N U P D A T E

Longbow DCF - Improvement Plan Note: Cash taxes provided by management for 2007-2010 and are projected at a 35% tax rate thereafter; net debt includes $256mm of off-balance sheet debt 1 Other includes tooling & engineering, pension contributions and $120mm cash impact from interiors business in 2007 5 L O N G B O W V A L U A T I O N U P D A T E

Longbow DCF - Sensitivity case Note: Net debt includes $256mm of off balance sheet debt; Cash taxes provided by management for 2007-2010 and are projected at a 35% tax rate thereafter 1 Other includes tooling & engineering, pension contributions and $120mm cash impact from interiors business in 2007 2 Includes $50mm in supplier support payments in 2007 and $25mm cash outflow each year from 2007 - 2010 for investments in capacity reductions and other 6 L O N G B O W V A L U A T I O N U P D A T E

Longbow LBO valuation analysis - Improvement Plan Note: 2006 EBITDA is pro forma ($92)mm for the divestiture of interiors, weighted cost of debt is of 8.125%, 5% management promote; net debt includes $256mm of off- balance sheet debt 1 Other includes tooling & engineering and pension contributions 2 Includes a $120mm cash impact from interiors business in 2007 7 L O N G B O W V A L U A T I O N U P D A T E

Longbow LBO valuation analysis – Sensitivity case

Sources/uses ($mm)

Transaction date:	1/1/2007
2006 PF EBITDA	$765.0
Exit date:	12/31/2011
Purchase price per share	$39.20
% premium to current	15.0%
2006 PF EBITDA multiple	6.9x

Sources	Amount ($)	% of total	x EBITDA
Pro forma debt @ 8.125%	$3,443	63%	4.5x
Common equity	1,993	37%	2.6x
Total sources	$5,436	100%	7.1x

Uses	Amount ($)	% of total	x EBITDA
Rolled debt	$2,291	42.1%	3.0x
Transaction fees	50	0.9%	0.1x
Minimum cash	100	1.8%	0.1x
Equity purchase price	2,995	55.1%	3.9x
Total uses	$5,436	100%	7.1x

Projections ($mm)

	PF2006	2007E	2008E	2009E	2010E	2011E
EBITDA	$765	$810	$835	$886	$939	$959
EBIT	281	488	521	582	655	672
less: net interest		(279)	(269)	(248)	(222)	(195)
less: cash taxes		(39)	(52)	(64)	(117)	(167)
Net Income		$170	$200	$270	$316	$310
Depreciation		323	314	304	284	286
Capital expenditures		(246)	(221)	(235)	(209)	(293)
Amortization of fees		4	4	4	4	4
(Increase) / decrease in NWI		(25)	17	(17)	(15)	(5)
Other[1,2]		(131)	(60)	(29)	13	0
Additional cash flow[3]		(75)	(25)	(25)	(25)	0
Cash available for debt service		$20	$230	$271	$368	$302
Cumulative cash flow		20	249	520	888	1,190
Total debt	$3,443	$3,423	$3,194	$2,923	$2,554	$2,253

	PF2006	2007E	2008E	2009E	2010E	2011E
Total Debt / EBITDA	4.5x	4.2x	3.8x	3.3x	2.7x	2.4x
EBITDA/net interest		2.9	3.1	3.6	4.2	4.9
(EBITDA-capex)/net interest		2.0	2.3	2.6	3.3	3.4

Equity value per share at 20% IRR

Exit Multiple	Leverage multiple				
	4.00x	4.25x	4.50x	4.75x	5.00x
5.0x	$24.57	$25.69	$26.82	$27.95	$29.08
5.5x	$26.96	$28.09	$29.22	$30.35	$31.48
6.0x	$29.35	$30.48	$31.61	$32.74	$33.87

Investor IRR - 5-year exit @ 4.5x leverage

Exit Multiple	Implied entry Multiple / % premium				
	$35.79	$37.50	$39.20	$40.91	$42.61
	5.0%	10.0%	15.0%	20.0%	25.0%
	6.6x	6.7x	6.9x	7.1x	7.3x
5.0x	12.0%	10.4%	9.0%	7.6%	6.4%
5.5x	15.2%	13.5%	12.0%	10.6%	9.4%
6.0x	18.0%	16.3%	14.8%	13.4%	12.0%

Note: 2006 EBITDA is pro forma ($92)mm for the divestiture of interiors, weighted cost of debt is of 8.125%, 5% management promote; net debt includes $256mm of off-balance sheet debt

1 Other includes tooling & engineering and pension contributions

2 Includes a $120mm cash impact from interiors business in 2007

3 Includes $50mm in supplier support payments in 2007 and $25mm cash outflow each year from 2007 - 2010 for investments in capacity reductions and other

LONGBOW VALUATION UPDATE

JPMorgan

PROJECT LONGBOW 8

Longbow analysis at various prices Note: Current share price of $34.60 as of 1/29/07; Net debt of $2,035mm based on 12/31/06 debt (excludes off balance sheet debt to match equity analyst multiples); includes minority interest of $38mm; 2006A financials are pro forma for the divestiture of the interiors business Longbow analysis at various prices ($mm, except per share data) 9 L O N G B O W V A L U A T I O N U P D A T E

Automotive supplier trading comparables $ millions, except as noted Source: Bloomberg, Company filings, equity research Note: Market data as of 2/1/07; trading multiples not burdened by off balance sheet debt to match equity analyst multiples 10 L O N G B O W V A L U A T I O N U P D A T E

Automotive supplier transaction comparables European N. American Asian LBO Bridgestone 10.6 Robert Bosch GMBH 5.36 Hitachi Clarion 8.4 Asahi Tec 6 Platinum Equity Red Diamon Avon Autmotive 4.2 Continental 8.9 Bain Capital 10.1 Cooper Standard 4.6 One Equity 6.8 Carlyle 9 JCI Delphi's battery business 4 n n CVG MVS 4.3 N N Valeo Johnson Controls 9.5 E E BorgWarner Beru 6.5 N N Magna International Tesma International 5.5 N N Magna International Decoma International 3.4 N N Cypress Group Cooper-Standard 8.5 L L Cypress Group Dana AAG 6.1 L L TH Lee Progressive Moulded Products 7 Montagu Private Equity Stabilus 6.4 L L Kohlberg Co LLC Stanadyne 7 L L GS Capital Partners Autocam 7 L L Continental Phoenix AG 5.8 L E Vestar FL Selenia (Doughty Hanson) 7.9 N L HG Capital W.E.T. Automotive Systems 4.9 E L Tomkins PLC Stackpole 6.2 L N The Carlyle Group UIS 6.1 L L Rheinmetall AG Kolbenschmidt Pierburg 3.1 N E Castle Harlan, Inc. Advanced Accessory Systems 5.6 L L Blackstone Group TRW Automotive 4.9 E L Carlyle Group Edscha 4.9 L L CVC Kwikfit 3.6 L L Johnson Controls Varta Automotive Batteries 5.7 L E Questor/Investors Teksid Aluminum SpA 6.8 L L Magna International Donnelly Corp 8.9 E N Doughty Hanson A.T.U. 10.5 L L Hitachi Unisia Jecs 4.8 N A CSFB Oxford Automotive 4.9 L L INA FAG Kugelfischer 4.2 A E Collins & Aikman Textron Automotive Trim 5.6 L N ZF Sachs 5.4 E E Johnson Controls Sagem Electronics 7.9 N E Schroder Ventures Grammer 4 E L TI sharehlders TI Automotive (spin-off) 4.3 E E Delphi Automotive Eaton's Switch Division 7.1 L N Heartland Collins & Aikman 5.9 E L CVC Delco Remy 4.8 N N Faurecia SA SAI 7.7 L E GenCorp Laird-Draftex 4 N E Heartland Simpson Industries, Inc 5.6 E L Heartland MascoTech, Inc. 6.7 E L DaimlerChrysler AG Detroit Diesel Corp 5.6 L N HSBC BBA Automotive Friction 7.1 L L Parker Hannifin Corp Wynn's International 7.6 N N Schroder Ventures Kiekert AG 7.2 L L BC Partners Mark IV 7 N L Exide Corp GNB Battery Business 5.9 L A Meridian Automotive Cambridge Industries Inc 8.1 L N Fiat Spa Magneti Marelli (buy-out) 7.2 A E Valeo SA Labinal Auto (Sylea SA) 9.53 N E Meritor Automotive Arvin Industries 4.3 E N Siemens/Robert Bosch Mannesman AG - Atecs 8.7 E E Autoliv Inc OEA Inc 9.7 N E Saw Mill Capital Fund Jason Inc 5.5 E L Carlyle Group Tritech Precision & Trimin 5.5 E L Source: Company filings, analyst reports and JPMorgan estimates Note: Select announced domestic and cross-border deals as of 01/30/07 6.1x 11 L O N G B O W V A L U A T I O N U P D A T E

Appendix (pages from July valuation book) Longbow valuation update 12 Longbow valuation July 2006 1 1 2 12 V A L U A T I O N M A T E R I A L S

Summary of financial projections - by division 1 Net of intercompany sales and corporate overhead Seating Electronics and Electrical Interiors Consolidated1 13 A P P E N D I X ( P A G E S F R O M J U L Y V A L U A T I O N B O O K )

Indicative equity value per share Longbow valuation Mean Barbell 1 Barbell 2 Barbell 3 Barbell 4 Barbell 5 Barbell 6 Barbell 7 Barbell 8 Barbell 9 Barbell 10 Barbell 11 Barbell 12 Barbell 13 Barbell 14 Barbell 15 Barbell 16 25.29 11 14.81 11 30.54 10 20.05 10 46 8.5 33.42 8.5 35.28 8 25.15 8 22.73 7.5 13.27 7.5 27.44 6 16.81 6 28.65 4.2 17.65 4.2 26.35 3.7 16.1 3.7 18.2 3.2 10 3.2 30 2 14 2 45 1 15.65 1 21.45 0 21.45 12.5 $20.05 $30.22 Transaction comparables1 5.0-6.0x 2006E EBITDA ($706mm) Midpoint of value range $22.13 Trading comparables1 4.5-5.5x 2006E EBITDA ($706mm) $39.71 $25.30 Sum of the parts1,2 Analyst price targets1 52-week trading range1 $23.15 $21.23 Current Price Improvement Plan Partial Improvement Plan Sensitivity case $18.00 $22.00 $14.10 $30.33 DCF Partial Improvement Plan LBO Improvement Plan Sensitivity case Note:2006E EBITDA without restructuring costs is $820mm 1 Trading multiple range and net debt figures not burdened by off balance sheet debt to match equity analyst multiples 2 Divested Interiors value assumed to be negative $150mm. This is the estimated amount of cash that Longbow would need to exit the Interiors business 14 A P P E N D I X ( P A G E S F R O M J U L Y V A L U A T I O N B O O K )

Longbow DCF - Improvement Plan Note: Assumes 6/30/06 valuation date; cash taxes provided by management 1 Other includes other expense, tooling & engineering, non-cash pension expense, minority interest and equity earnings 15 A P P E N D I X ( P A G E S F R O M J U L Y V A L U A T I O N B O O K )

LBO valuation analysis - Improvement Plan Note: Assumes half of free cash flows available for debt service in 2006 and 2011 due to 6/30 entry and exit date, 9.0% interest rate on 1st lien debt, 12.0% interest rate on 2nd lien debt, $76mm transaction fees, $120mm minimum cash and 5% management promote; cash taxes provided by management 1 Other includes other expense, Tooling & Engineering, non-cash pension expense, minority interest and equity earnings 2 Includes off balance sheet debt 16 A P P E N D I X ( P A G E S F R O M J U L Y V A L U A T I O N B O O K )

Longbow DCF - Sensitivity Case Note: Assumes 6/30/06 valuation date; cash taxes provided by management 1 Other includes other expense, tooling & engineering, non-cash pension expense, minority interest and equity earnings + cash impact of distressed supplier support payments, financing fees and incremental investment in JVs 17 A P P E N D I X ( P A G E S F R O M J U L Y V A L U A T I O N B O O K )

LBO Sensitivity case Page not included in July 2006 board book 18 A P P E N D I X ( P A G E S F R O M J U L Y V A L U A T I O N B O O K )

Longbow analysis at various prices Note: Net debt of $2,181mm based on LTM 3/31/06 total debt (excluding ABS and factoring to match equity analyst multiples) pro forma for $1bn term loan issuance, repayment of $400mm term loan and $273mm convert tender 19 A P P E N D I X ( P A G E S F R O M J U L Y V A L U A T I O N B O O K )

Auto suppliers trading comparables Source: Bloomberg, Company filings, equity research Note: Market data as of 7/6/2006; trading multiples not burdened by off balance sheet debt to match equity analyst multiples 20 A P P E N D I X ( P A G E S F R O M J U L Y V A L U A T I O N B O O K )

Auto-parts M&A transaction multiples since 2000 Date Acquirer Target Total cost (FV) FV/ sales FV/ EBIT FV/EBITDA multiple LBO 6.0 5.1 6.0 3.0 4.9 7.9 5.8 6.4 2.6 7.0 3.6 6.2 5.0 5.4 01-Nov-04 Borg Warner Beru AG 543 1.41x 9.1x 29-Mar-04 Continental Phoenix 554 0.48x 12.5x 23-May-03 FINM (Manuli family) Manuli Rubber Industries 177 0.51x 4.9x 30-Apr-03 Tomkins Stackpole 190 1.03x 8.7x 3.1 07-Apr-03 Rheinmetall Kolbenschmidt Pierburg 680 0.36x 8.5x 09-Dec-04 Electra TK Fahrzeugguss 155 0.55x 5.7x 17-Sep-04 Cypress & GS PE Cooper Standard Automotive 1,165 0.64x 7.8x ? 08-Sep-04 Ripplewood Honsel 625 0.71x 11.3x ? 19-Jul-04 Cerberus GDX Automotive 147 0.19x 11.0x ? 09-Jul-04 Cypress Group Dana AAG 1,100 0.55x 8.0x ? 02-Jul-04 Montagu Stabilus N/D 1.30x 8.4x ? 03-May-04 GS Capital Partners Autocam 390 1.21x ? 04-Sep-03 Vestar Capital FL Selenia (Doughty Hanson) 670 1.4x 20.3x ? 28-May-03 HG Capital W.E.T. Automotive Systems 178 1.00x 6.1x ? 30-Apr-03 Carlyle UIS 800 0.86x ? 6.8 6.0 4.1 6.0 6.5 4.9 4.2 5.8 5.4 7.9 4.0 7.2 7.3 4.3 7.1 5.7 5.0 7.5 4.0 6.8 7.1 5.9 5.2 7.2 4.4 5.5 8.3 4.5 3.4 6.0 3.8 9.3 5.7 3.6 5.7 4.9 4.8 10.5 06-Aug-02 Johnson Controls Varta Automotive batteries 307 0.53x 10.8x 13-May-02 Hilite Siemens Hydraulik-Ring 113 0.95x 10.4x 18-Apr-02 Hitachi Unisia Jecs 530 0.35x 46.0x 22-Mar-02 GKN Tochigi Fuji Industrials (33.3%) 90 0.33x 07-Mar-02 Concordia Finance Magneti Marelli Aftermarket 71 0.31x 7.7x 10-Sep-01 INA FAG Kugelfischer 1,135 0.51x 7.7x 03-Aug-01 ZF Friedrichshafen Sachs 1,200 0.57x 25-Jul-01 Johnson Controls Sagem automotive electronics 435 0.83x 14.0x 02-Apr-01 Continental DaimlerChrysler TEMIC 553 0.60x 18.5x 22-Mar-01 ThyssenKrupp Magneti Marelli Suspensions 489 0.52x 12-Mar-01 Delphi Eaton 300 0.90x 15-Nov-00 Trelleborg Laird Automotive Component 148 0.50x 25-Oct-00 Faurecia SAI 1,670 0.70x 13.5x 23-Oct-00 GenCorp Laird-Draftex 204 13-Jun-00 Schroder Ventures Kiekert 438 0.70x 8.4x 08-May-00 Valeo Labinal 441 0.39x 7.5x 05-May-00 Fiat Magneti Marelli (buyout) 2,007 0.35x 31.7x 14-Apr-00 Bosch/Siemens ATECS 9,600 0.77x 17.1x 06-Apr-00 Meritor Arvin 1,255 0.40x 7.5x 04-Jan-00 Trelleborg Invensys AVS Business 250 0.49x 8.1x 25-Jun-02 Magna Donnelly Corporation 0.45x 16.2x 411 19-Nov-02 Blackstone TRW Automotive 4,725 0.45x 10.0x ? 12-Nov-02 Carlyle Edscha 514 0.58x 7.8x ? 30-Sep-02 Questor Teksid 482 0.56x ? 12-Aug-02 CVC Kwikfit 330 0.40x 5.1x ? 20-Jan-02 Doughty Hanson A.T.U. 1,030 1.11x 13.9x ? 18-Jan-02 CSFB Global Opps. Oxford Automotive 243 0.30x 25.3x ? 07-Aug-01 Collins & Aikman Textron automotive trim division 1,335 0.71x ? 27-Apr-01 Schroder Ventures Grammer 256 0.38x 6.2x ? 14-Mar-01 TI Shareholders TI Automotive (Spin off) 1,389 0.59x 5.5x ? 12-Jan-01 Heartland Collins & Aikman 1,280 0.67x 8.4x ? 10-Aug-00 Heartland MascoTech 2,129 1.23x 9.4x ? 01-Jul-00 HSBC BBA Automotive friction 586 1.26x 9.8x ? 05-Jun-00 Peter Cherry Cherry 180 0.50x 18.7x ? 29-May-00 BC Partners Mark IV 2,000 1.03x 10.2x ? 28-Jan-00 CVC Capital Partners Invensys Sealing Systems 400 0.39x 7.3x ? 10-Jan-00 JLL Hayes-Lemmerz 2,265 1.05x 9.2x ? 07-Jan-00 Carlyle Group Tritech Precision and Trimin 546 1.45x 17.1x ? 07-Jun-05 Inssec Cie Automotive SA 0.81x 14.3x 14-Jul-05 Deutsche Bank Grammer 0.39x 8.0x 26-Aug-05 Johnson Electric Saia-Burgess 767 1.28x 14.9x 547 319 10.2 4.8 6.0 05-Dec-05 Cooper-Standard ITT Auto Brake & Fuel Tubing Business 205 0.49x 8.2x 4.9 9.5x 09-Jan-06 Bain TI Sensors and Controls 3,000 2.80x 10.9x 03-Apr-06 Continental Motorola Automotive $1,000 0.63x Source: Securities Data Corporation, public information Note: Only transactions with FV/EBITDA multiple shown European target US target Asian target N/A 13-Jan-03 TI Automotive Kolbenschmidt Pierburg fuel pumps division N/A N/A N/A 06-Sep-05 TRW Dalphi Metal Espana 306 0.60x 23-Sep-05 Carlyle Group AxleTech 350 1.40x 9.0x 9.0 N/A 4.0 22-Mar-05 Johnson Controls Delphi (Battery) 213 0.35x 4.0x ? ? ? ? N/A 21 A P P E N D I X ( P A G E S F R O M J U L Y V A L U A T I O N B O O K )